Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT,

dated as of February 11, 2026, by and among
TreeHouse Foods, Inc., as the Company,

solely with respect to Sections 2.01, 2.02(g), 2.05(b), 2.05(c), 5.02, 7.03 and 7.05 through 7.14, Industrial F&B Investments II, Inc., as Parent,
Kristy N. Waterman and Craig Donaldson,
as
the initial Committee Members, and
COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A.
acting jointly as Rights Agent

TABLE OF CONTENTS

Page
ARTICLE I
CONTINGENT VALUE RIGHTS

ARTICLE II
CVR COMMITTEE
ARTICLE III
CERTAIN COVENANTS
ARTICLE IV
PAYMENT PROCEDURES

Section 4.01	Payment of CVR Payment Amount	10
Section 4.02	Procedure for determining CVR Payment Amount	11
Section 4.03	Tax matters	12
ARTICLE V
AMENDMENTS; CONSOLIDATION

Section 5.01	Amendments	13
Section 5.02	Change of Control	14
ARTICLE VI
RIGHTS AGENT

Section 6.01	Appointment of Rights Agent	15
Section 6.02	Certain Rights of the Rights Agent	15
Section 6.03	Designation; Removal; Successor Rights Agent	17

TABLE OF CONTENTS
(continued)
Page
ARTICLE VII
MISCELLANEOUS

CONTINGENT VALUE RIGHTS
AGREEMENT (this “Agreement”), dated as of February 11, 2026, by and among TreeHouse Foods, Inc., a Delaware corporation (the “Company”), Kristy N. Waterman and Craig Donaldson, as the initial Committee Members, and, Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (“Computershare Trust Company”), acting jointly with Computershare, as rights agent (the “Rights Agent”), and solely with respect to Sections 2.01, 2.02(g), 2.05(b), 2.05(c), 5.02, 7.03 and 7.05 through 7.14, Industrial F&B Investments II, Inc., a Delaware corporation (“Parent”).
WITNESSETH:
WHEREAS, Parent, Industrial F&B Investments III, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated as of November 10, 2025 (as may be amended and restated from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a Subsidiary of Parent;
WHEREAS, pursuant to the Merger Agreement, in the Merger, Parent has agreed to provide to the Company’s stockholders and holders of Company Equity Awards the right to receive contingent cash payments, subject to the terms and conditions set forth herein (each right, a “CVR” and, collectively, the “CVRs”);
WHEREAS, on the date hereof the board of directors of the Company has appointed a CVR committee (the “Committee”) to implement the provisions, and perform the services, of this Agreement, to be composed of three members (“Committee Members”): (i) the initial Holder Committee Member, (ii) the initial Parent Committee Member and (iii) the initial Independent Committee Member;
WHEREAS, on the date hereof the board of directors of the Company has appointed Kristy N. Waterman as the initial Holder Committee Member and Craig Donaldson as the initial Parent Committee Member;
WHEREAS, discussions are currently still ongoing regarding the identification and selection of the initial Independent Committee Member;
WHEREAS, pending the appointment of the initial Independent Committee Member, the Committee may act only with the concurrence of both the Holder Committee Member and the Parent Committee Member;
WHEREAS, as soon as reasonably practicable, but in no event later than 30 days after the Effective Time, in accordance with the terms and conditions set forth in this Agreement, the Holder Committee Member and the Parent Committee Member will jointly select the initial Independent Committee Member;
WHEREAS, the Company and the Committee desire the Pursuit of the Claims to be managed, administered and controlled by the Committee and the Company in accordance with this Agreement; and
WHEREAS, the Company and the Committee desire that the Rights Agent act as Company’s agent for the purpose of effecting the distributions of the CVRs to the Holders and performing the other services described in this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Company, Parent, the initial Committee Members and the Rights Agent hereby agree as follows:
ARTICLE I Contingent Value Rights

Section 1.01 CVRs. The CVRs represent the contractual rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. It is acknowledged and agreed that a CVR will not constitute a security of the Parent, any constituent company to the Merger or any of their respective Affiliates.
Section 1.02 No Certificates. The CVRs will be issued in book-entry form and shall not be evidenced by a certificate or other instrument.

Section 1.03 Registration by the Rights Agent.
(a)Subject to the receipt by the Rights Agent of the information and instructions described in Section 3.07, the Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of the CVRs, and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register will initially show (i) with respect to holders of the Company’s shares of common stock, par value $0.01 per share (“Company Common Stock”), who hold such shares in book-entry form through DTC immediately prior to the Effective Time, one (1) position for Cede & Co. (as nominee of DTC) representing all such shares, and (ii) with respect to (A) holders of shares of Company Common Stock who hold such shares in certificated form immediately prior to the Effective Time, upon delivery to the Rights Agent by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal, in accordance with the Merger Agreement, and holders of shares of Company Common Stock who hold such shares in book-entry form through the Company immediately prior to Effective Time, and (B) holders of Company Equity Awards, in each case of clauses (A) and (B), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (i) and (ii)(A), those who have perfected their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware). The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Article IV below, the Rights Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one (1) lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.
(b)Subject to the restrictions on transferability set forth in Section 1.05, every request made to the Rights Agent to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, which may include a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor (with written documentation evidencing such Person’s status as the Holder’s survivor), as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement, register the transfer of the CVRs in the CVR Register. As a condition of such transfer, the Company and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Entity any transfer, stamp, documentary, registration or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.
(c)A Holder may make a written request to the Rights Agent to change such Holder’s address of record on the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request by the Rights Agent, the Rights Agent shall, subject to its reasonable determination that the request is in proper form, promptly record the change of address on the CVR Register. The Rights Agent shall promptly provide a copy of the CVR Register to the Company upon request.
Section 1.04 Rights of CVR Holder.
(a)Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CVR, the right to dividends or the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights of any kind or nature whatsoever as a stockholder of the Company, either at law or in equity. The CVRs will not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates. The rights of a Holder are limited to those expressed in this Agreement. Notwithstanding anything herein or in the Merger Agreement to the contrary, none of Parent, the Company or any of their respective Subsidiaries or representatives shall have any liability, responsibility or obligation of any kind to any Holder in their capacity as such on any basis (including in contract, tort, under federal or state securities law or otherwise) with respect to, arising out of, or relating to, this Agreement, the CVRs or the Claims and the Pursuit thereof, except to the extent this Agreement expressly requires the payment of any CVR Payment Amount to the Holders and except to the extent otherwise expressly provided for in this Agreement.
(b)Each Holder, by virtue of the approval of the Merger Agreement and/or receipt of the Merger Consideration (as defined therein) and/or acceptance of a CVR, and without any further action of the Holder or the Company, agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Committee, and its members, or the authority or power of the Committee, and its members, and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement.
(c)None of the Rights Agent or the Parent, its board of directors and its officers, employees and Affiliates, including the Company, any of its or their directors, officers or employees after the Merger, nor any Committee Member, will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.
(d)It is hereby acknowledged and agreed that the CVRs and the possibility to receive any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s or the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. The parties acknowledge that it is possible that there will not be any CVR Proceeds. It is acknowledged and agreed that Section 1.04(b), Section 1.04(c) and this Section 1.04(d) are essential and material terms of this Agreement.
Section 1.05 Non-transferability. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, directly or indirectly, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 1.05 shall be void ab initio and of no effect. In addition, each Holder, by virtue of its acceptance of a CVR, shall be deemed to have agreed to not facilitate or recognize any attempt by any beneficial owner of such CVR, including any former street holder of Company Common Stock or any broker, dealer, custodian bank or other nominee of such a street holder to sell, assign, transfer, pledge, encumber or in any other manner transfer or dispose of, in whole or in part, directly or indirectly, an interest in such CVR other than through a Permitted Transfer. A “Permitted Transfer” shall mean (a) a transfer of a CVR upon death of a Holder by will or intestacy, (b) a transfer by instrument to a testamentary trust in which the CVR (or any interest therein) is to be passed to beneficiaries upon the death of the trustee, (c) a transfer of a CVR pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation), (d) a transfer made by operation of law (such as a merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (e) if a Holder is a corporation, limited liability company, partnership or other entity, a distribution by the transferring corporation, limited liability company, partnership or other entity to its stockholders, members or partners, as applicable (provided that (i) such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) any distribution pursuant to this clause (e) of Section 1.05 shall be void ab initio and of no effect if such distribution subjects the CVRs to a requirement of registration under the Securities Act or the Exchange Act), (f) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner thereof and, if applicable, through an intermediary, to the extent allowable by DTC, or (g) as provided in Section 1.06; provided that, with respect to a Holder of an Equity Award CVR, a Permitted Transfer shall be limited to a transfer described in clause (a) above; provided, further, that any such transferred CVR shall remain subject to the terms and conditions of this Agreement, including this Section 1.05.
Section 1.06 Ability to Renounce and Abandon CVR. A Holder may at any time, at such Holder’s option, renounce its rights under this Agreement and abandon all of such Holder’s remaining rights in a CVR (the “Abandoned CVRs”) by transferring such Abandoned CVRs to the Company without consideration therefor. Such Holder shall notify the Company of such irrevocable renouncement and abandonment by providing written notice with respect thereto, which notice shall include the name of such Holder and the number of Abandoned CVRs such Holder is entitled to and abandoning at such time. The Company shall notify the Rights Agent of such renouncement and abandonment and provide instructions regarding the Abandoned CVRs. Any Abandoned CVRs shall be automatically deemed extinguished and no longer outstanding for the purpose of this Agreement. Nothing in this Agreement shall prohibit the Company or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders (the “Acquired CVRs”), in its sole discretion; provided that any such acquisition of Equity Award CVRs shall be done in a manner that is compliant with the requirements of Section 409A of the Code. Any Acquired CVRs shall be registered in the name of the Company or any of its Affiliates in accordance with Section 1.03(a). Any Holder who renounced and abandoned such Abandoned CVRs and any Holder from whom the Company or any of its Affiliates acquired such Acquired CVRs, as applicable, shall have no rights hereunder with respect to such CVRs.
Section 1.07 Tax Treatment. For U.S. federal and applicable state and local income Tax purposes, except to the extent that any portion of any CVR Payment Amount is required to be treated as imputed interest under the applicable Tax Law, the parties hereto intend to treat (a) the CVRs for all U.S. federal and applicable state and local income Tax purposes as additional consideration for or in respect of the Company Common Stock pursuant to the Merger Agreement, with a value reasonably determined by the Company, and (b) CVR Payment Amounts received in respect of such CVRs as an amount realized on the disposition of the applicable CVRs, and in each case, none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Authority related to Taxes or for other Tax purposes except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or similar determination under applicable state or local Law) or a change in Law after the date hereof.
ARTICLE II CVR COMMITTEE
Section 2.01 Establishment.
(a)Each Holder, by virtue of its acceptance of a CVR, shall be deemed to have consented and agreed to (i) the establishment of the Committee, consisting of three Committee Members and having the powers, authority and rights set forth in this Agreement, (ii) the appointment of Kristy N. Waterman as the initial Committee Member selected by the Company prior to the Effective Time on behalf of the Holders (the initial “Holder Committee Member”), (iii) the appointment of Craig Donaldson as the initial Committee Member selected by the Parent prior to the Effective Time (the initial “Parent Committee Member”), (iv) the appointment of an individual as the initial independent Committee Member to be jointly selected by the initial Holder Committee Member and the initial Parent Committee Member after the Effective Time pursuant to Section 2.01(b) below (the initial “Independent Committee Member”) and (v) the appointment of any successor Committee Member pursuant to Section 2.05.
(b)As soon as reasonably practicable, but in no event later than 30 days after the Effective Time, the Holder Committee Member and the Parent Committee Member shall jointly select the initial Independent Committee Member. If, within 30 days of the Effective Time, the initial Independent Committee Member shall not have been selected in the manner described in this Section 2.01(b), either the Holder Committee Member or the Parent Committee Member may petition any court of competent jurisdiction for the selection of an initial Independent Committee Member. The board of directors of the Company shall then appoint the individual so selected to serve as the initial Independent Committee Member. The initial Independent Committee Member appointed under this Section 2.01(b) shall execute, acknowledge and deliver to the Company and the Rights Agent a joinder agreement in the form and substance attached hereto as Exhibit A (a “Joinder Agreement”), and thereupon such initial Independent Committee Member shall be vested with the same powers, rights, duties and responsibilities as if he or she had been named as the initial Independent Committee Member at the Effective Time without further act or deed.
Section 2.02 Authority.
(a)The Committee shall have full power and authority, and shall use commercially reasonable efforts, to prosecute, appeal, negotiate, resolve, settle, compromise or otherwise pursue or defend any Claims, in whole or in part, on behalf and in the name of the Company and its Subsidiaries, and in accordance with the provisions of this Agreement, including by litigation in trial or appellate courts, arbitration, alternative dispute resolution, mediation, negotiation, settlement or compromise (collectively, the “Pursuit” of Claims) and, without limiting the generality of the foregoing, the Committee shall have full power and authority to, subject to Section 2.02(e), initiate any Claims or defend any counterclaims (including determining the timing thereof and the strategy therefor) arising out of, or in connection with, the KGM Litigation, including, but not limited to, claims relating to (i) any potentially available insurance proceeds recoverable because of such litigation, including, but not limited to, insurance proceeds recoverable because of legal counsel’s malpractice with respect to such litigation, or (ii) any funds recovered or obtained by a Governmental Authority that may be available as restitution, disgorgement or compensation with respect to the KGM Litigation (any of the foregoing, the “Claims”). Without limiting the generality of the foregoing, the Committee shall have the power and authority to (i) direct and supervise all matters involving litigation of any Claims (including trial strategy and planning, appellate strategy and settlement strategy in accordance with this Agreement), (ii) appear before and conduct affairs with arbitrators, mediators and other such professionals on behalf and in the name of the Company necessary or appropriate to enable the Committee to Pursue any Claims, (iii) appear in court and file pleadings and execute any documents on behalf and in the name of the Company necessary or appropriate to enable the Committee to Pursue any Claims, (iv) agree to the settlement or compromise of any Claim, subject to the consent right set forth in Section 3.04, (v) in the event that the Company is awarded any judgment on account of the Claims by a court of competent jurisdiction, attach and perfect a lien in the name of the Company to secure the amount of such judgment, and (vi) incur any Claims Expenses that the Committee deems necessary or appropriate in Pursuit of the Claims, and the Company agrees to pay all such Claims Expenses that the Committee may incur, subject, as applicable, to the Aggregate Cap. The Committee shall (i) maintain, and deliver to the Company upon request at any time, all financial or other documentation reasonably necessary or appropriate to sufficiently support any Claims Expenses so incurred and (ii) in the event that the Company is awarded any judgment on account of the Claims by a court of competent jurisdiction, promptly take any and actions necessary to attach and perfect a lien in the name of the Company to secure the amount of such judgment.
(b)In exercising its powers and authority, and in carrying out the services under this Agreement, including the use of commercially reasonable efforts for the Pursuit of the Claims, the Committee shall (i) duly consider and take into account the advice of the outside legal counsel, and (ii) at all times take into reasonable account the interests of the Company with a view to avoiding prejudice to its business, reputation and commercial relationships.
(c)Recognizing that the Committee will need to provide information relating to the KGM Litigation to and receive legal advice from outside legal counsel, and recognizing that the Committee shares common interests in the KGM Litigation with the Company (including common interests with the Holders), at the terms and conditions of this Agreement, it is the parties’ intent that the Committee shall represent the Company in the KGM Litigation and that no exchange of information with or by the Committee shall constitute a waiver of any applicable privilege. With respect to the KGM Litigation, the Committee shall have authority, concurrent with the Company, over the Company’s attorney-client privilege.
(d)Subject to Section 2.02, the Committee shall have full power and authority, in the Committee’s sole discretion, to withdraw all or part of any Claims during the Term and to terminate the Pursuit thereof at any time if the Committee reasonably determines in good faith, taking into account the advice of the outside legal counsel, that (i) the aggregate amount of Claims Expenses incurred from the Effective Time, together with the Claims Expenses reasonably expected to be incurred, are reasonably likely to exceed the Litigation Proceeds reasonably likely to still be collected, or (ii) the reasonably likely aggregate monetary loss resulting or connected with any counterclaim brought against the Company in connection with the KGM Litigation is reasonably likely to exceed the Litigation Proceeds reasonably likely to still be collected.
(e)The Committee shall have full power and authority, in the Committee’s sole discretion, to commence, during the Term, any new Claims at any time if the Committee reasonably determines in good faith, taking into account the advice of the outside legal counsel, that the aggregate amount of Claims Expenses incurred from the Effective Time, together with the Claims Expenses reasonably expected to be incurred (including those related to such a new Claim), are reasonably likely not to exceed the Litigation Proceeds reasonably likely to still be collected. For the avoidance of doubt, the Committee shall not have any power or authority to commence any new claims, not otherwise related to existing proceedings in connection with the KGM Litigation.
(f)The Committee shall have full power and authority to retain advisors, including counsel, accountants, financial advisors, experts, consultants, investigators and other agents (collectively, “Advisors”), in connection with the Pursuit of Claims or the withdrawal or termination thereof, including such power and authority to (i) direct and supervise all such Advisors and (ii) determine the amount and method of compensation to be paid to such Advisors (including the settlement of any disputes regarding such compensation).
(g)The Committee shall have full power and authority to take such action as reasonably necessary or appropriate to enforce the obligations of Parent (under Section 7.14) and of the Company under this Agreement, including the right to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement. If a court of competent jurisdiction renders a non appealable judgment against Parent or the Company in respect of any suit brought by the Committee to enforce the obligations of Parent or the Company under this Agreement, then Parent or the Company, as applicable, agrees to pay all reasonable and documented legal fees and expenses that the Committee actually incurred (which may include any reasonable contingency fees) as a result of any litigation commenced by the Committee regarding the validity or enforceability of, or liability under, any provision of this Agreement binding upon Parent or the Company. Notwithstanding any other provision in this Agreement, legal fees and expenses paid by Parent or the Company pursuant to this Section 2.02(g) shall not be considered Claims Expenses for purposes of this Agreement.
(h)The Committee shall use reasonable best efforts, including consulting with its Tax advisors, to
(i) structure the settlement or other disposition of any Claim in a tax-efficient manner that minimizes the Tax Costs associated with the receipt of Litigation Proceeds and (ii) treat the payment of any CVR Payment Amount as not subject to any deduction or withholding (including by taking such position in any relevant tax proceeding), unless withholding is otherwise required pursuant to a Final Determination or a change in applicable Tax Law after the date hereof.
(i)Notwithstanding anything to the contrary herein (and without prejudice to a determination that any other Committee conduct may satisfy its obligations), the Committee’s obligation to Pursue the Claims hereunder shall be deemed to be satisfied in all respects (i) with respect to the selection of outside legal counsel if it chooses to continue with its existing outside counsel or reasonably selects replacement counsel, (ii) with respect to any decision to the extent it is approving a course of action recommended by its outside counsel, (iii) with respect to the expenditure of legal fees to the extent it complies with the fee arrangements contemplated hereunder, (iv) with respect to the decision of whether to make or accept a settlement offer as opposed to continue to litigate through to verdict (or vice versa) to the extent it does so after consultation with outside counsel, and (v) with respect to actions, omissions or decisions consistent in all material respects with past practice prior to the date of this Agreement. For the avoidance of doubt, the obligation to Pursue the Claims (a) shall in all respects be subject to the limitations and provisions of this Agreement, including Section 2.03 and Section 2.06 and (b) shall not require the Parent Committee Member to approve or withhold approval with respect to any matter hereunder as to which his or her prior approval is expressly required.
Section 2.03 Actions. Except as otherwise provided herein, the Committee may act only with the concurrence of a majority of the Committee Members; provided, however, that the Committee may, by resolution adopted by a majority of the Committee Members, designate a chairman or other Committee Member to act as the administrative Committee Member and delegate to the chairman or such other Committee Member such authority as the Committee may determine; provided, further, that, notwithstanding anything to the contrary herein, the Committee may not take any of the following actions without the prior approval of the Parent Committee Member:
(a) incurring a total aggregate amount of Claims Expenses in excess of the Aggregate Cap, (b) amend any terms and conditions of the Winston & Strawn Engagement Letter and/or the O’Neill Advisory Agreement, (c) withdrawing all or part of any Claims and (d) in the event of an assignment of Claims to an SPE as potentially contemplated in Section 7.13, initiating or pursuing any such Claims in the name of the Company; provided, further, that, notwithstanding anything to the contrary herein, if the Holder Committee Member shall resign, be removed, or become incapable of acting, and until a successor Holder Committee Member is appointed pursuant to Section 2.05(c), the Parent Committee Member and the Independent Committee Member may not take any action that would reasonably be expected to materially adversely impact the Holders. For the avoidance of doubt, nothing in this Section 2.03 prevents the Committee from determining to terminate this Agreement pursuant to Section 7.01 or taking any other action that it is expressly permitted to take pursuant to this Agreement.

Section 2.04 Compensation. The Company shall (i) pay each of the Holder Committee Member and the Independent Committee Member $50,000 per calendar year for his or her service on the Committee, which amount shall be paid on a pro rated basis for so long as such Holder Committee Member and Independent Committee Member is a member of the Committee, and (ii) reimburse each of the Committee Members all reasonable and documented travel and out-of-pocket expenses incurred in the performance of his or her duties as a Committee Member. For the avoidance of doubt, it is acknowledged and agreed that the Committee Members are not authorized to pay Claims Expenses on behalf of the Company as out of pocket expenses or request a reimbursement of such Claims Expenses.
Section 2.05 Replacement of Committee Members.
(a)Each Committee Member may resign at any time by giving written notice thereof to the Company specifying a date when such resignation will take effect, which notice will be sent at least 60 days prior to the date so specified.
(b)The Parent has the right to remove the Parent Committee Member at any time by a board resolution specifying a date when such removal will take effect. Acting Holders have the right to remove the Holder Committee Member at any time for Due Cause by written consent, as applicable, specifying a date when such removal will take effect, which such notice will be delivered to the Company. Notice of such removal will then be given by the Company to the Parent Committee Member or the Holder Committee Member. The Holder Committee Member and the Parent Committee Member, acting together, shall have the right to remove the Independent Committee Member at any time by providing written notice to the Independent Committee Member and specifying a date when such removal will take effect.
(c)If the Parent Committee Member shall resign, be removed or become incapable of acting (including in case of death of such Parent Committee Member), the Parent shall, within 30 days of such resignation, removal or incapacitation, select a qualified successor Parent Committee Member, which may be an officer of the Company or Parent. If the Holder Committee Member shall resign, be removed, or become incapable of acting (including in case of death of such Holder Committee Member), a successor Holder Committee Member shall, within 30 days of such resignation, removal or incapacitation, be selected by the Independent Committee Member; provided, however, that such successor Holder Committee Member must have been a director or senior officer of the Company prior to the Effective Time. If the Independent Committee Member shall resign, be removed, or become incapable of acting (including in case of death of such Independent Committee Member), his or her successor shall be selected by the current Committee Members within 30 days of such resignation, removal or incapacitation. If, within 30 days after the resignation, removal or incapacitation, (i) a successor Holder Committee Member shall not have been selected in the manner described in this Section 2.05(c), any Holder may, on behalf of himself, herself or itself and all others similarly situated, petition any court of competent jurisdiction for the selection of a successor Holder Committee Member, or (ii) a successor Independent Committee Member shall not have been selected in the manner described in this Section 2.05(c), either the Holder Committee Member or the Parent Committee Member may petition any court of competent jurisdiction for the selection of a successor Independent Committee Member; provided, however, that such successor Holder Committee Member selected by a court of competent jurisdiction must have been a director or senior officer of the Company prior to the Effective Time. The board of directors of the Company shall then appoint the individual so selected to serve as Parent Committee Member, Holder Committee Member or Independent Committee Member (as the case may be). Any successor Committee Member so appointed shall under the provisions of this Section 2.05(c), forthwith upon his or her acceptance of such appointment in accordance with this Section 2.05(c), become a successor Committee Member.
(d)Every successor appointed under this Section 2.05 shall execute, acknowledge and deliver to the Company and the Rights Agent a Joinder Agreement, and thereupon such successor shall be vested with the same powers, rights, duties and responsibilities as if he or she had been originally named as the Committee Member such successor is succeeding without further act or deed.
(e)Any Committee Member may also be a Holder or an officer, director, employee or Affiliate of a Holder and in such case will continue to have all the rights of a Holder to the same extent as if he or she were not a Committee Member.

(f)The Committee will give notice of each resignation and each removal of a Committee Member and each appointment of a successor Committee Member under this Section 2.05 by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and corporate mailing address of the successor Committee Member.
Section 2.06 Liability; Indemnification.
(a)Each Committee Member undertakes to perform only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against any Committee Member. No Committee Member shall be liable, responsible or accountable in damages or otherwise for any Loss (including Losses that are costs and expenses of defense of claims, as incurred) incurred by reason of having been a Committee Member or resulting from the administration of any Claims or any decision, action or failure to act, except to the extent that any such Loss shall have been caused by the bad faith, gross negligence or willful misconduct of such Committee Member. Each Holder, by virtue of its acceptance of a CVR, shall be deemed to have consented and agreed to release and forever discharge each Committee Member from and against any and all liabilities, responsibilities and claims for damages or otherwise for any Loss incurred by reason of having been a Committee Member or resulting from administration of any Claims or any decision, action or failure to act, except to the extent that any such Loss shall have been caused by the bad faith, gross negligence or willful misconduct of such Committee Member.
(b)The Company shall indemnify and hold harmless, and provide customary insurance to, each Committee Member against any Loss incurred by reason of having been a Committee Member or resulting from the administration of any Claims or any decision, action or failure to act, except to the extent of such Committee Member’s bad faith, gross negligence or willful misconduct. The Company shall advance payments in connection with its indemnification obligations under this Section 2.06(b) upon request of any Committee Member; provided that such Committee Member shall have delivered to the Company a written undertaking to repay any amount advanced to the extent that such Loss was the result of the bad faith, gross negligence or willful misconduct of such Committee Member. The rights of each Committee Member under this Section 2.06(b) are in addition to, and not in substitution for, any other rights to which such Committee Member may be entitled, whether pursuant to law, contract or otherwise. These rights are intended to benefit, and shall be enforceable by, each Committee Member. The obligations of the Company under this Section 2.06(b) shall not be terminated or modified in such a manner as to adversely affect the rights of any Committee Member without the consent of such Committee Member and shall survive the termination of this Agreement and the removal or resignation of any Committee Member.
ARTICLE III Certain Covenants
Section 3.01 Cooperation.
(a)The Company shall use commercially reasonable efforts to (i) provide the Committee and its Advisors with access reasonably necessary to Pursue the Claims, including in connection with testimony in litigation and factual investigation, at normal business hours and upon reasonable notice, to the Company’s books and records (including electronic and archived documents and Litigation Materials) and the Company’s facilities and to current employees and Advisors of the Company and its Subsidiaries and (ii) generally provide support to the Committee and its Advisors, and make its and its Subsidiaries’ employees and Advisors reasonably available to provide assistance and expertise at such times and in such places as reasonably necessary, to Pursue the Claims; provided that, in the case of each of clauses (i) and (ii) above, (A) the Company only shall be required to provide such access and make its and its Subsidiaries’ employees and Advisors available to the extent and in such manner as does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries (however, the Company shall provide access to its and its Subsidiaries’ employees and Advisors in the event the Claims go to trial), and (B) the Company may withhold access from the Committee to the extent that the Company is aware that (1) the Company or any of its Subsidiaries is subject to the terms of a confidentiality agreement with a third party or another contract that restricts such access (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to provide such access), (2) providing such access would result in a loss of attorney-client or other legal privilege (provided that the Company shall use its commercially reasonable efforts to allow such access (or access to a portion thereof) in a manner that does not result in a loss of such privilege), or (3) providing such access would violate any applicable Law (provided that the Company shall use its commercially reasonable efforts to provide such access in a manner that does not violate such applicable Law). The Company shall use commercially reasonable efforts to cooperate in obtaining such access as reasonably necessary to Pursue the Claims to former employees and Advisors of the Company and its Subsidiaries, including in connection with testimony in litigation and factual investigation; provided that (i) the Company only shall be required to provide such cooperation and assistance to the extent and in such manner as does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (ii) the Company shall have no obligation to cooperate or render such assistance to the extent that the Company reasonably believes (A) the Company or any of its Subsidiaries is subject to the terms of a confidentiality agreement with a third party or another contract that restricts such cooperation or assistance (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to provide such cooperation or assistance), (B) providing such cooperation or assistance would result in a loss of attorney-client or other legal privilege (provided that the Company shall use its commercially reasonable efforts to provide such cooperation or assistance (or as much of it as possible) in a manner that does not result in a loss of such privilege), or (C) providing such cooperation or assistance would violate any applicable Law (provided that the Company shall use its commercially reasonable efforts to provide such cooperation or assistance in a manner that does not violate such applicable Law). Reasonable and documented out-of-pocket expenses incurred by current or former employees or Advisors of the Company or its Subsidiaries (but in no event any compensation expenses of current employees of the Company or its Subsidiaries) in connection with the Committee’s access to them shall be reimbursed as Claims Expenses. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to make any employee or other person under its control available to testify at a trial or evidentiary hearing at the request of the Committee.
(b)During the Term of this Agreement, the Company shall (i) maintain in place any litigation document retention policies that exist as of the Effective Time and (ii) implement and maintain new litigation document retention policies as are reasonably necessary to Pursue the Claims; provided that in the case of implementing and maintaining any such new policies, they shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.
Section 3.02 Powers-of-Attorney. The Company shall execute and deliver to the Committee Members a power-of-attorney in form reasonably satisfactory to the Committee to enable the Committee Members to file pleadings and execute any documents on behalf of the Company necessary or appropriate to enable the Committee to Pursue any Claim and to settle or compromise any Claim in accordance with this Agreement, in each case, in the name of the Company; provided that any exercise of rights, powers, or authority pursuant to such power-of-attorney shall require the joint signatures of a majority of the Committee Members. Any Committee Member’s exercise of authority pursuant to the power-of-attorney shall comply with Section 2.03.
Section 3.03 Non Disclosure Undertaking. Unless otherwise agreed by the Committee, the Company and its Affiliates shall not disclose any non-public information with respect to any Claims to any third parties except (i) to the Committee and its Advisors, (ii) to Advisors, financing providers, counterparties in potential merger and acquisition transactions, auditors of the Company and its Affiliates who are advised of the confidential nature of such information and the restrictions set forth in this Section 3.03 in respect of such non-public information, (iii) to the extent such disclosure is required by, or pursuant to an agreement with, any Governmental Authority or applicable Law, (iv) to the extent such information becomes part of the public domain without breach of this Section 3.03 by the Company or any of its Affiliates.
Section 3.04 Settlements. No settlement or compromise of any Claim shall require any consent or action by the Company, Parent or their respective Affiliates; provided that the consent of the Company shall be required if
(i) the Committee reasonably determines in good faith that the aggregate amount of Claims Expenses from the Effective Time, together with the Claims Expenses reasonably expected to be incurred, are reasonably likely to exceed the Litigation Proceeds reasonably likely to be collected as part of such settlement or compromise, (ii) such settlement or compromise would create a material ongoing obligation of the Company, Parent or their respective Affiliates (other than execution of a customary release) or (iii) such settlement or compromise would include a materially adverse admission of fact regarding the Company and its Affiliates (outside of any admissions included as of the date hereof in the court proceedings or pleadings relating to the KGM Litigation). Notwithstanding anything to the contrary herein, the Committee shall promptly provide to the Company copies of any settlement and shall keep the Company timely updated on the status of the settlement negotiations. Before settling or compromising any Claim, the Committee shall take into account any reasonable comments on the settlement documents made by the Company and any reasonable objections made by the Company based on the written advice of the Company’s outside legal counsel, in each case, acting in good faith.

Section 3.05 Information.

(a)During the Term of this Agreement and until all of the Claims have been completed, canceled, settled or are final and not subject to further judicial review (by appeal or otherwise), the Committee shall send to the Company, by the last Business Day of each fiscal quarter of the Company (unless significant activity, in the reasonable judgment of the Committee, occurs during such quarter, in which case monthly reports shall be provided during such time), a written report describing the status of the Claims, including the total Claims Expenses incurred from the Effective Time through the date of such report and the Claims Expenses reasonably expected to be incurred in the following fiscal quarter, the status of all pending court proceedings related to the Claims (both claims and counterclaims) and the status of any settlement negotiations among the Committee and the defendants with respect to the Claims, to the extent then known.
(b)The Company shall promptly notify the Committee of any information, documentation, or updates (unless immaterial) that it and/or any of its Affiliates receives or is made aware of in respect of the Claims; provided that the Committee has not also received, or been made aware of, such information, documentation or updates.
(c)The Committee shall promptly provide the Company with information to the extent reasonably requested in connection with reports, forms, notifications, applications, Tax Returns and other documents to be filed with the Internal Revenue Service or other applicable foreign, federal and state governmental agencies in order to comply with the Internal Revenue Code of 1986, as amended (the “Code”), or any state, local or foreign Tax Law.
(d)The Committee shall (i) promptly notify the Company of any material change in connection with the Claims, to the extent then known, and (ii) as promptly as practicable, but no later than 30 days following the Final Resolution of all Claims, provide the Company with all information and documentation reasonably required or appropriate for the preparation of the Litigation Proceeds Certificate, including details of any Litigation Proceeds received by the Company or its Affiliates and an itemized list, in reasonable detail, of the related Claims Expenses.

Section 3.06 Discretion and Decision-Making Authority. Notwithstanding anything herein to the contrary, but subject to the power and authority of the Committee and the obligations of the Company and the Parent as set forth herein, the Company, the Parent and their Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to its compliance with the terms of this Agreement, the Company, the Parent and their Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of the Company, the Parent and their Affiliates and its and their stockholders.

Section 3.07 List of Holders. The Company shall furnish or cause to be furnished to the Rights Agent, promptly after the Effective Time and in no event later than 30 Business Days following the Effective Time, the names and addresses of the Holders (a) with respect to any Holder other than Holders of an Equity Award CVR, in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for Parent or the Company), and (b) with respect to Holders of Equity Awards, in such form as set forth in the records of the Company (or other agent performing similar services for the Company) as of immediately prior to the Effective Time. The Rights Agent will reflect all such names and addresses on the CVR Register.

ARTICLE IV Payment Procedures

Section 4.01 Payment of CVR Payment Amount.
(a)On the CVR Payment Date, the CVR Payment Amount owed to the Holders of CVRs shall be deposited by the Company to a bank account designated by the Rights Agent. The Rights Agent shall promptly, and in any event within 10 Business Days of receipt of the CVR Payment Amount, and provided that it has received the Determination Certificate in accordance with Section 4.01(g), pay to each Holder (including the Company, Parent or their Affiliates, in case of Acquired CVRs) the applicable pro rata share of the CVR Payment Amount (i) by check mailed to the address of such Holder as reflected on the CVR Register as of the time the payment is issued or (ii) if such Holder is due a CVR Payment Amount in excess of $1,000,000 and has provided the Rights Agent with wire transfer instructions in writing and payment by such Holder of the Rights Agent’s fees associated therewith, by wire transfer of immediately available funds to the account specified in such instructions; provided that, notwithstanding anything herein to the contrary, in no event shall any Holder have any right to any assets of the Company or any of its Affiliates other than the CVR Payment Amount. For the avoidance of doubt the Parent and the Company shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount to the Rights Agent in accordance with this Section 4.01(a). Any CVR Payment Amount that remains undistributed to the Holders one year after the CVR Payment Date shall, upon the written demand of the Company, be delivered to the Company, and upon demand, any Holders who have not theretofore received cash in exchange for such CVRs shall thereafter look only to the Company for payment of their claim therefor. Notwithstanding any other provisions of this Agreement, any CVR Payment Amount that remain unclaimed immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto. Thereafter, the Company shall be responsible for compliance with unclaimed property obligations. The Company agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Company, except to the extent of Rights Agent’s gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).
(b)For the avoidance of doubt, in accordance with the definition of CVR Payment Amount, 85% of the resulting amount of (A) the Litigation Proceeds less (B) the Claims Expenses less (C) the Non-Monetary Recovery Fee, less (D) the Tax Costs shall be for the benefit of the Holders, and 15% of such resulting amount shall be for the benefit of the Company.
Section 4.02 Procedure for determining CVR Payment Amount.
(a)As promptly as practicable, but no later than 90 days following the earlier of (i) a Termination Event and (ii) a Final Resolution of all Claims and, in each case, subject to the Company receiving all the information and documentation in accordance with Section 3.05(c)(ii), the Company shall deliver to the Committee a certificate (the “Litigation Proceeds Certificate”) setting forth in reasonable detail (A) the amount of any Litigation Proceeds received by the Company or its Affiliates, if any, (B) an itemized list in reasonable detail of the Claims Expenses, (C) the amount of the Non-Monetary Recovery Fee, if any, (D) a calculation of the Tax Costs, (E) a calculation of the CVR Payment Amount, and (F) any material assumptions underlying the determination of any item used in making such calculations. The Company shall deliver to the Committee any financial or other documentation reasonably necessary to sufficiently support such calculations. Notwithstanding the foregoing, in the event of the recovery or receipt by the Company or any of its Affiliates of additional Litigation Proceeds, the Committee shall determine the CVR Payment Amount with respect to such additional Litigation Proceeds, taking into account the principles of this Section 4.02.
(b)Within 30 days of delivery of the Litigation Proceeds Certificate, the Holder Committee Member and the Independent Committee Member each shall give written notice to the Company and each other Committee Member specifying whether the Holder Committee Member or the Independent Committee Member, as applicable, agrees with or objects to (a “Notice of Agreement” and a “Notice of Objection,” respectively) the Litigation Proceeds Certificate and the CVR Payment Amount calculation.
(c)If the Holder Committee Member or the Independent Committee Member does not deliver a Notice of Agreement or a Notice of Objection with respect to the Litigation Proceeds Certificate within the 30-day period described above, such Holder Committee Member or Independent Committee Member, as applicable, shall be deemed to have delivered a Notice of Agreement with respect to the Litigation Proceeds Certificate, and the CVR Payment Amount set forth in the Litigation Proceeds Certificate shall be deemed final.
(d)If the Holder Committee Member or the Independent Committee Member delivers a Notice of Objection, such Notice of Objection shall set forth in reasonable detail each of the objections to the calculations, valuations, methodologies, lists, computations, assumptions and other information (collectively, the “Determinations”), that such Holder Committee Member or Independent Committee Member, as applicable, has to the applicable Litigation Proceeds Certificate. The Committee Members shall try to resolve any objections among themselves within 30 days following receipt of a Notice of Objection. If they are unable to resolve such objection, the Committee Members shall submit the portions of the Determinations set forth in the Litigation Proceeds Certificate that are in dispute to an independent public accounting firm of international standing that shall have expertise in the valuation of assets and properties and U.S. federal income taxation (if the dispute relates to the calculation of the Tax Costs) (the “Firm”). The Firm shall be instructed to determine whether the Determinations set forth in the Litigation Proceeds Certificate that are in dispute are correct in all material respects (the “Resolution”). If the Firm determines that such Determinations are correct, the CVR Payment Amount shall be as set forth in the Litigation Proceeds Certificate, and such Holder Committee Member or Independent Committee Member, as applicable, shall be deemed to have delivered a Notice of Agreement with respect to such Litigation Proceeds Certificate. If the Firm determines that any of the Determinations set forth in the Litigation Proceeds Certificate are incorrect in any respect (whether or not material), the Firm’s resulting calculation of the CVR Payment Amount shall be binding on all parties hereto. The fees and expenses of the Firm shall be allocated to be paid by Company (and not included in the calculation of the Claims Expenses), on the one hand, and included in the calculation of the Claims Expenses, on the other hand, in the same proportion that the aggregate amount of remaining disputed Determinations submitted to the Firm that is unsuccessfully disputed by the Parent Committee Member or the Holder Committee Member, as applicable, bears to the total amount of such remaining disputed Determination so submitted.
(e)The date on which the amount of the CVR Payment Amount is finally determined pursuant to this Section 4.02 is referred to as the “Determination Date.” Except in the specific cases specified in this Agreement, no interest shall accrue on any amounts payable on the CVRs to any Holder.
(f)On the Determination Date, if the final Litigation Proceeds Certificate prepared in accordance with this Section 4.02 shows no positive CVR Payment Amount due to the Holders then the relevant Holders will have no further rights thereto and all CVRs will be automatically forfeited.
(g)On the Determination Date, the Committee shall deliver to the Rights Agent (i) copies of the Litigation Proceeds Certificate, any Notice of Agreement or Notice of Objection, as applicable, and the Determinations, if applicable, and (ii) a certificate signed by the majority of the Committee Members (the “Determination Certificate”) certifying (A) that the Determination Date has occurred and providing a reasonably detailed description of the CVR Payment Amount (whether positive or not), (B) the calculation of the final amount of the aggregate CVR Payment Amount, and (C) that (1) the Holders are entitled to receive the CVR Payment Amount (if the CVR Payment Amount is positive) or, (2) no Holder is entitled to receive any CVR Payment Amount (if the CVR Payment Amount is not positive). To the extent the Holders are entitled to receive the CVR Payment Amount (if the CVR Payment Amount is positive), the Committee shall provide to the Rights Agent written instructions for the Rights Agent to calculate the pro rata portion of the CVR Payment Amount payable to each Holder. The Rights Agent shall be entitled to rely upon, without independent investigation, the Determinations, the Determination Certificate and each other notice, agreement, other document, instruction or communication from the Committee and any document executed by the Committee and shall be fully protected in connection with any action taken, suffered or omitted to be taken by the Rights Agent in reliance thereon.
(h)Upon receipt of the Determination Certificate and the other materials and information required under Section 4.02(g), the Rights Agent shall determine and calculate, in accordance with this Agreement and the information in the Determination Certificate, the pro rata portion of the CVR Payment Amount payable to each Holder, based on the number of CVRs held by each such Holder. The Rights Agent’s calculation of the pro rata portion of the CVR Payment Amount payable to each Holder will be subject to written confirmation by the Committee.
(i)The determination by the Company and the Committee of the CVR Payment Amount pursuant to the procedures set forth in this Section 4.02, absent a mathematical error, shall be final and binding on the Company and each Holder.
Section 4.03 Tax matters.
(a)To the extent any portion of the CVR Payment Amount that is paid on the CVR Payment Date related to the Equity Award CVRs constitutes a deferral of compensation subject to Section 409A of the Code, those amounts will, to the extent necessary to comply with Section 409A of the Code, be paid by the Company at the time when the related Company Equity Awards would otherwise have been settled in accordance with their terms or in compliance with Treasury Regulation Section 1.409A-3(i)(5)(iv), or at such other time that is necessary to comply with Section 409A of the Code. None of the parties to this Agreement nor any of their respective affiliates, employees, directors or representatives shall have any liability to Holders of Equity Award CVRs or any other Person in respect of Section 409A of the Code. Holders of Company Equity Awards shall be solely responsible for the payment of any Taxes and penalties incurred under Section 409A of the Code.
(b)Each of the Company and Parent (and each of their respective Affiliates) or the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amount payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations thereunder, or any provision of state, local or foreign Tax Law. Prior to making any deduction, the Rights Agent will, to the extent practicable, provide any Holder with notice and the opportunity for the Holder to provide IRS Forms W-9 or W-8, as applicable, or any other reasonably appropriate forms or information from Holders in order to avoid or reduce such withholding, provided, that the time period for payment of a CVR Payment Amount by the Rights Agent to such Holder set forth in Section 4.02 shall be extended by a period equal to any delay caused by such Holder in providing such forms. Any amounts so deducted and withheld and remitted to the relevant Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.
(c)The Rights Agent shall be responsible for information reporting required under applicable legal requirements with respect to the CVRs, including reporting the Holder’s receipt of the CVR Payment Amount hereunder on IRS Form 1099-B (or other applicable form), as directed by the Company in the tax reporting instructions provided to the Rights Agent (which such tax reporting instructions shall be prepared in consultation with the Committee).

ARTICLE V Amendments; Consolidation

Section 5.01 Amendments.
(a)Without the consent of any Holders and any Committee Member, the Company may, at any time and from time to time, enter into one or more amendments hereto with the Rights Agent, for any of the following purposes:
(i)to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants and obligations of the Company herein; provided that such succession and assumption is in accordance with the terms of this Agreement;
(ii)to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of such Rights Agent, as applicable; provided that such succession and assumption is in accordance with the terms of this Agreement;
(iii)to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the Committee shall consider to be for the protection of Holders; provided that, in each case, such addition shall not adversely affect the rights of any Committee Member or any Holder;
(iv)to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such cured, corrected, supplemented or other provision shall not adversely affect the rights of any Committee Member or any Holder;
(v)as may be necessary or appropriate, to ensure that the CVRs are not subject to registration under the Securities Act or the Securities Exchange Act and the rules and regulations promulgated thereunder; provided that, in each case, such amendments do not adversely affect the rights of the Holders; or

(vi)for the purpose of otherwise adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the rights of the Holders.
(b)Acting Holders, the Company, the Rights Agent and the Committee Members may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provision of this Agreement, if such addition, elimination or change is in any way adverse to the rights of the Holders. It shall not be necessary for any written consent of any Holders under this Section 5.01(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such written consent shall approve the substance thereof.
(c)Promptly after the execution of any amendment pursuant to the provisions of this Section 5.01, the Company and the Committee shall deliver to the Rights Agent a notice thereof setting forth in general terms the substance of such amendment, and the Rights Agent shall transmit such notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or mail by first-class mail, postage prepaid, such notice to the Holders at their addresses as they shall appear on the CVR Register.
(d)Upon the execution of any amendment in accordance with this Section 5.01, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.
(e)In executing any amendment permitted by this Section 5.01, the Rights Agent shall be entitled to receive and shall be fully protected in relying upon an officers’ certificate and opinion of counsel as conclusive evidence that any such amendment or supplement is authorized or permitted hereunder, that it is not inconsistent herewith and that it will be valid and binding upon the Company and the Committee in accordance with its terms. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to enter into any such amendment that it has reasonably determined adversely affects its own rights, privileges, covenants or duties under this Agreement or otherwise, and the Rights Agent shall not be bound by any amendments not executed by it.
Section 5.02 Change of Control
(a)After the Effective Time, neither the Company nor the Parent shall consummate a Change of Control, unless:
(i)the Person that is the relevant transferee, assignee, acquiror, delegate or other successor in such Change of Control (the “Surviving Person”) expressly assumes the performance of every covenant and obligation under this Agreement, subject to the conditions herein, on the part of the Company or the Parent, as applicable, to be performed or observed in the manner prescribed herein (a) by entering into a supplemental contingent value rights agreement or other acknowledgment or (b) pursuant to a provision in an agreement between the Company or the Parent, as applicable, and the Surviving Person to which the Committee is a third-party beneficiary;
(ii)the Company or the Parent, as applicable, has delivered to the Committee (with a copy to the Rights Agent) an officers’ certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article V and that all conditions precedent herein provided for relating to such transaction have been complied with; and
(iii)the Company or the Parent, as applicable, provides the Holder Committee Member with sufficient information to reasonably demonstrate that the Surviving Person has the assets and creditworthiness to fulfill the obligations hereunder.
(b)Upon any Change of Control, the Surviving Person shall succeed to, be substituted for and assume all covenants and obligations of, and may exercise every right and power of, the Company or the Parent, as applicable, under this Agreement with the same effect as if the Surviving Person had been named as the Company or the Parent, as applicable, herein, and thereafter the predecessor Person shall be relieved of all covenants and obligations under this Agreement and the CVRs.

(c)The Parties acknowledge and agree that the provisions of this Section 5.02 shall apply to successive transactions and agree that in the event of a Change of Control through a partial demerger, a demerger into different entities, or transfer of all or substantially all assets to different entities, the entity that will acquire or consolidate the business representing the majority of the assets shall be deemed the Surviving Person for the purposes of this Section 5.02.
ARTICLE VI RIGHTS AGENT
Section 6.01 Appointment of Rights Agent. The Company and the Committee hereby appoint Computershare and Computershare Trust Company, acting jointly, as the Rights Agent to act in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.
Section 6.02 Certain Rights of the Rights Agent.
(a)The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.
(b)The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its own gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).
(c)The Rights Agent may engage and consult with counsel of its selection and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by it hereunder in the absence of fraud, gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) and in reliance thereon.
(d)Whenever in the performance of its duties under this Agreement the Rights Agent shall reasonably deem it necessary or desirable that any fact or matter be proved or established by the Company or the Committee prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by
(i) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or the Secretary of the Company, in the case of the Company, or (ii) a majority of the Committee Members, in the case of the Committee, and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered or omitted to be taken by it under the provisions of this Agreement in the absence of fraud, gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) and in reliance upon such certificate.
(e)The Company agrees to (i) pay the Rights Agent compensation for all services rendered by the Rights Agent as agreed upon in writing by the Company and the Rights Agent on or prior to the date hereof and (ii) reimburse the Rights Agent for all reasonable and documented expenses, Taxes (other than income, receipt, franchise, or similar Taxes) and governmental charges and other reasonable and documented charges of any kind and nature incurred by the Rights Agent (including reasonable and documented out-of-pocket fees and expenses of one (1) counsel for the Rights Agent) in the performance of its duties under this Agreement.
(f)The Rights Agent will not incur any liability or responsibility to the Committee or the Company or any other Person for any action taken in reliance on any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably and in the absence of fraud, gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) believed by it to be genuine and to have been signed or presented by the proper party or parties.

(g)The permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty.
(h)The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers.
(i)The Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Company with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.
(j)The Rights Agent shall have no liability and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by the Company), nor shall it be responsible for any breach by the Company or Parent or the Committee of any covenant or condition contained in this Agreement.
(k)The Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, suit, settlement, cost or expense for any action taken, suffered or omitted to be taken by the Rights Agent arising out of or in connection with the execution, acceptance, administration, exercise and performance by the Rights Agent of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented expenses of counsel) of defending the Rights Agent against any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense arising therefrom, directly or indirectly, or enforcement of its rights hereunder incurred without fraud, gross negligence, bad faith, or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) on the part of the Rights Agent. The reasonable and documented costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company to the extent that the Rights Agent is successful in so enforcing its right of indemnification.
(l)Notwithstanding anything to the contrary herein, (i) in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages, and
(ii) the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the amounts paid or payable hereunder by the Company to the Rights Agent as fees and charges during the 12 months immediately preceding the event for which recovery from the Rights Agent is being sought, provided, however, that such liability cap shall not apply in the case of the Rights Agent’s own willful misconduct, fraud, gross negligence or bad faith (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).
(m)No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to the Rights Agent.
(n)The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, in each case, unless and until such notice has been given in accordance with Section 7.03.
(o)Unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Parent or become pecuniarily interested in any transaction in which Parent or Company may be interested, or contract with or lend money to Parent or the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for the Company or for any other Person.
(p)The Rights Agent may perform any and all of its duties (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians and/or nominees and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians and/or nominees absent the Rights Agent’s own willful misconduct, fraud, gross negligence or bad faith (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) in the selection and continued employment thereof.
(q)The Rights Agent shall act hereunder solely as agent for Company and it shall not assume any obligations or relationship of agency or trust with any of the Holders.
(r)The Rights Agent shall not have any duty or responsibility with respect to any action or default by the Company or Parent or the Committee, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon any of them.
(s)All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare will only draw upon the Funds in such account(s) as required from time to pay the CVR Payment Amount to Holders and to make any applicable tax withholding payments. The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Notwithstanding anything contained herein, Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits and Computershare shall not be obligated to pay such interest, dividends or earnings to Company, any Holder or any other Person.
(t)The provisions of this Section 6.02 and Section 6.03 below shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.
Section 6.03 Designation; Removal; Successor Rights Agent.
(a)The Rights Agent may resign at any time and be discharged from its duties under this Agreement by giving written notice thereof to the Company and the Committee specifying a date when such resignation will take effect, which notice will be sent at least 45 days prior to the date so specified but in no event will such resignation become effective until the earlier of (i) the date so specified and (ii) the appointment of a successor Rights Agent. The Company and the Committee acting jointly have the right to remove the Rights Agent at any time by specifying a date when such removal will take effect. Notice of such removal will be given by the Company and the Committee to the Rights Agent, which notice will be sent at least 30 days prior to the date so specified.
(b)If the Rights Agent shall resign, is removed pursuant to Section 6.03(a) or shall otherwise become incapable of acting, the Company and the Committee shall jointly appoint a successor to the Rights Agent. If the Company and the Committee shall fail to make such appointment within a period of 30 days after such removal or after the Company and the Committee have been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any Holder (whose name shall appear on the CVR Register), then either the Acting Holders or the Company may apply to any court of competent jurisdiction for the appointment of a successor to the Rights Agent. Any successor Rights Agent, whether appointed by the Company and the Committee or by such a court, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(c)After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed, but the former Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder (including, but not limited to, the CVR Register and all computer files and other information related to the foregoing), and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. In addition, the former Rights Agent shall provide reasonable assistance to the successor Rights Agent with regard to transferring the CVR Register and related files to such successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure (without compensation or reimbursement by the Company or Parent) or assume any additional liability in connection with the foregoing.
(d)In the event of such resignation or removal, the successor Rights Agent shall mail by first-class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor Rights Agent.

ARTICLE VII MISCELLANEOUS

Section 7.01 Termination. This Agreement shall be terminated without further action of any parties hereto and of no force or effect, and the parties hereto shall have no liability hereunder, upon the earliest to occur of (i) the determination made in good faith by the Committee that no CVR Payment Amounts are required to be paid under the terms of this Agreement, (ii) the Committee reasonably determines in good faith that the aggregate amount of Claims Expenses incurred from the Effective Time, together with the Claims Expenses reasonably expected to be incurred, are reasonably likely to exceed the Litigation Proceeds reasonably likely to still be collected, (iii) the date on which the CVR Payment Amount has been paid to the Holders pursuant to this Agreement, (iv) the 90th day following the date on which the Aggregate Cap is reached if, on such date, (A) no Litigation Proceeds have been received by the Company and (B) the Committee, based on the advice of outside counsel, has determined that no Litigation Proceeds are reasonably likely to be collected thereafter, (v) the Determination Date, if no CVR Payment Amount is due to the Holders as determined pursuant to Section 4.02(f) and (vi) the seventh anniversary of the Effective Time (each, a “Termination Event”); provided that if the Committee determines, based on the advice of outside legal counsel, that it is reasonably likely to obtain a Final Resolution of all Claims after the Termination Date, then the Committee may determine in good faith to extend such date with respect to CVRs (and the CVR Payment Date) by up to six months (such date that is the earliest to occur of the foregoing (including any extension pursuant to clause (vi) of this Section 7.01)) is referred to as the “Termination Date”); provided that this extension right may only be exercised once. The Committee shall promptly notify the Company and the Rights Agent of the occurrence of the Termination Date, and the Committee’s determination of the occurrence of the Termination Date shall be binding on all parties hereto and the Holders. Thereafter, the Company shall be responsible for compliance with unclaimed property obligations. The termination of this Agreement will not affect or limit the protections and immunities of the Rights Agent pursuant to Sections 4.01(a), 6.02, 6.03, and Article VII hereof.
Section 7.02 Certain Definitions. Terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement. In addition, for purposes of this Agreement:
(a)“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.
(b)“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
(c)“Aggregate Cap” means the maximum aggregate amount of $30,000,000, or such higher amount as the Committee may decide (which decision by the Committee shall require the approval of the Parent Committee Member), which cap shall apply to the total aggregate amount of Claims Expenses actually paid after the Effective Time by the Company and its Affiliates in Pursuing and settling the Claims.

(d)“Annual Litigation Fees” means, in the aggregate, the Annual Winston Fees and the Annual O’Neill Fees and any fees of any successor counsel.
(e)“Annual O’Neill Fees” means, in the aggregate, the annual amounts, costs and out-of-pocket expenses payable or accrued by the Company pursuant to the O’Neill Advisory Agreement.
(f)“Annual Winston Fees” means, in the aggregate, the annual amounts, costs and out-of-pocket expenses payable or accrued by the Company pursuant to the Winston & Strawn Engagement Letter.
(g)“Business Day” means any day except for (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.
(h)“Change of Control” means (i) a sale, lease or other disposition of all or substantially all of the assets of the Parent or the Company, (ii) a merger or consolidation involving the Parent or the Company in which neither the Parent nor the Company is the surviving entity, (iii) any other transaction involving the Parent or the Company in which the Parent or the Company is the surviving or continuing entity but in which the stockholders of the Parent or the Company immediately prior to such transaction own less than 50% of their voting power immediately after the transaction.
(i)“Claims Expenses” means, without duplication, the sum of (i) all documented out-of-pocket fees, costs and expenses (including the Annual Litigation Fees, the Monetary Recovery Fee and other attorneys’ fees and expenses) incurred or accrued after the Effective Time by the Company and its Affiliates in commencing, defending, prosecuting, settling and, if applicable, withdrawing the Claims (including defending against any counterclaims), and (ii) any amounts paid or payable in settlement or in judgment of any Claims against the Company. “Claims Expenses” shall also include all fees, costs, expenses, obligations and liabilities of every nature or description incurred, directly or indirectly, by the Committee or any Committee Member in connection with carrying out the Committee’s powers and duties under this Agreement or applicable law, including (i) all costs and expenses of Pursuing any Claims, including the fees and expenses of Advisors, agents, vendors (including vendors for the collection, processing, hosting and review of Litigation Materials) and witnesses (including expert witnesses), court costs and reasonable out-of-pocket expenses incurred by current or former employees or Advisors of the Company (but in no event any compensation expenses of current employees of the Company) in connection with the Committee’s access to them pursuant to Section 3.01, (ii) all compensation, expenses and reimbursements (including for Taxes and governmental charges) of the Rights Agent, (iii) all compensation paid to the Holder Committee Member and the Independent Committee Member pursuant to Section 2.04 and all reimbursements paid to each Committee Member, (iv) all costs and expenses of indemnifying the Rights Agent or the Committee Members pursuant to this Agreement or otherwise prosecuting or defending any other litigation or involving the Committee or this Agreement, and (v) all fees and expenses payable to the Firm (other than fees and expenses allocated to be paid by the Company in connection with a disputed Determination) in accordance with Section 4.02(d); provided, however, that “Claims Expenses” shall not include the Non-Monetary Recovery Fee. “Claims Expenses” shall also include all Losses indemnified pursuant to Section 2.06(b) (including amounts advanced pursuant to the second sentence thereof) and payments made or advanced pursuant to Section 6.02.
(j)“Company Equity Award” means a Company Option, Company RSU or Company PSU.
(k)“CVR Payment Amount” means, on the CVR Payment Date, an amount of cash (if positive) equal to 85% of the aggregate of (i) the amount of the Litigation Proceeds actually received by the Company or its Affiliates, (ii) minus the Tax Costs, (iii) minus the Claims Expenses (in each case for the items in clauses (ii) and (iii), without double counting any particular cost, fee, expense or claim) and (iv) minus the Non-Monetary Recovery Fee; provided that the CVR Payment Amount shall exclude any additional recoveries Winston & Strawn LLP is entitled to seek and retain against the defendant in the KGM Litigation for attorneys’ fees as set forth in the Winston & Strawn Engagement Letter. The pro rata share of each CVR Payment Amount due to each Holder shall be determined by dividing the CVR Payment Amount by the sum of (A) the total number of CVRs outstanding on the CVR Payment Date and (B) the total number of Acquired CVRs acquired by the Company or its Affiliates pursuant to Section 1.06. For the avoidance of doubt, no Abandoned CVRs, if any, shall be taken into account for purposes of this definition.
(l)“CVR Payment Date” means the fifth Business Day following the later of (i) Determination Date if Litigation Proceeds are actually received, and (ii) the date on which the Non-Monetary Recovery Fee has been paid and the Company has received an acknowledgment from Winston & Strawn LLP and Thomas O’Neill that the Company is fully released including with respect to the Non-Monetary Recovery Fee.
(m)“DTC” means The Depository Trust Company or any successor thereto.

(n)“Due Cause” means the occurrence of any of the following events:
(i)material breach of a Committee Member’s obligations under his or her services agreement relating to this Agreement;
(ii)a Committee Member’s neglect of, intentional misconduct in connection with the performance of, or refusal to perform such Committee Member’s duties in accordance with Article II of this Agreement, which, in the case of neglect or refusal to perform, has not been cured to the Company’s good faith satisfaction within 30 days after such Committee Member has been provided written notice of the same;
(iii)a Committee Member’s engagement in any conduct that injures the integrity, character or reputation of the Company or that impugns such Committee Member’s own integrity, character or reputation so as to cause that Committee Member to be unfit to act in the capacity of a Committee Member;
(iv)a good faith determination by the Board of Directors of the Company or Parent, as applicable, that a Committee Member has committed an act or acts constituting a felony, or other act involving dishonesty, disloyalty or fraud against the Company; or
(v)a good faith determination by the Board of Directors of the Company or Parent, as applicable, that the Committee Member has a material conflict of interest with the Company or Parent that could reasonably be expected to adversely impact his or her services as a Committee Member.
(o)“Effective Time” has the meaning ascribed to such term in the Merger Agreement.
(p)“Equity Award CVR” means a CVR received by a Holder in respect of a Company Option, Company RSU or Company PSU.
(q)“Final Determination” means, with respect to the CVR Payment Amount, the final resolution of a liability for any Tax with respect to such amount:
(i)by an acceptance on an IRS Form 870 or 870-AD (or any successor forms thereto), except that acceptance on an IRS Form 870 or 870-AD or comparable form or agreement shall not constitute a Final Determination to the extent that such form or agreement reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the applicable Governmental Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be);
(ii)by a decision, judgment, decree, or other order of a court of competent jurisdiction that is or has become final and unappealable;
(iii)by a closing agreement or accepted offer in compromise pursuant to Sections 7121 or 7122 of the Code, or a comparable agreement pursuant to the laws of a state, local, or non-United States jurisdiction; or
(iv)by a final settlement resulting from a treaty-based competent authority determination.
(r)“Final Resolution” means, with respect to all Claims, the occurrence of all of the following: (a) a final, non-appealable, and non-challengeable judgment, order, or decision has been entered by a court or other tribunal of competent jurisdiction, or a binding settlement agreement has been fully executed and delivered by all relevant parties; (b) no further appeal, review, or other challenge is available or pending with respect to such judgment, order, decision, or settlement relating to any Claims; (c) the Company is not subject to any ongoing or further obligations, liabilities, or restrictions arising from such proceeding, including any decision, order, or settlement that could be appealed or otherwise challenged; (d) all claims, counterclaims, and causes of action asserted in such proceeding have been fully and finally resolved, withdrawn, dismissed with prejudice, or otherwise disposed of; and (e) the Company and all other relevant parties have executed and delivered complete and unconditional releases with respect to all matters arising out of or relating to such proceeding, to the extent required by the applicable judgment, order, decision, or settlement relating to any Claims. For the avoidance of doubt, Final Resolution shall be deemed to have occurred only when the litigation is fully and finally concluded, with no further recourse, liability, or exposure for the Company.
(s)“Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
(t)“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.
(u)“KGM Litigation” means the lawsuit filed in the U.S. District Court for the Southern District of New York captioned TreeHouse Foods, Inc. et al. v. Green Mountain Coffee Roasters, Inc. et al. (Case No. 1:14-cv-00905) and In re Keurig Green Mountain Single-Serve Coffee Antitrust Litigation (Case No. 1:14-MD-02542 (S.D.N.Y.).
(v)“Litigation Materials” means all documents, data, and records (including electronic and archived documents and files) within the Company’s possession, custody or control, or within the possession, custody or control of any of its Advisors, to the extent relating to the Pursuit of the Claims. “Litigation Materials” include, but are not limited to: (i) all documents that have been collected and preserved during factual investigation and preparation for litigation, (ii) all documents prepared in connection with the Pursuit of the Claims, (iii) all documents produced to or received from defendants and third parties during civil discovery, (iv) all documents produced to any Government Authority during an investigation and (v) any other discovery materials such as documents, deposition testimony, deposition exhibits, deposition transcripts, written discovery requests, interrogatory responses, responses to requests for admission and responses to requests for documents, and any other information or material produced, given, or exchanged including any information contained therein or derived therefrom. Any materials prepared by the Company’s Advisors on its behalf in connection with the Pursuit of the Claims are also “Litigation Materials.”
(w)“Litigation Proceeds” means the aggregate amount of any and all cash compensation, payments, penalties, interest and other damages, if any, actually recovered or received, during the Term, by the Company or any of its Affiliates as a result of the Claims, whether such compensation, penalties, interest or other damages are recovered at trial, upon appeal or in settlement or other proceeds or other monies.
(x)“Losses” means, with respect to any Person, any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses (including losses of profit), damages, liabilities, costs and expenses incurred by such Person, including interest, penalties, fines, judgments, awards, court costs and reasonable fees of Advisors.
(y)“Monetary Recovery Fee” shall mean the O’Neill Advisory Monetary Contingency Fee and the Winston Monetary Recovery Fee.
(z)“Non-Monetary Recovery Fee” shall mean the O’Neill Advisory Non-Monetary Contingency Fee and the Winston Non-Monetary Recovery Fee.
(aa)    “O’Neill Advisory Agreement” means the advisory agreement, dated as of June 28, 2021, between the Company and Thomas E. O’Neill, relating to the KGM Litigation.
(bb)    “O’Neill Advisory Monetary Contingency Fee” means the lump sum monetary contingency fee payable by the Company pursuant to the O’Neill Advisory Agreement.
(cc)    “O’Neill Advisory Non-Monetary Contingency Fee” means the lump sum non-monetary contingency fee payable by the Company pursuant to the O’Neill Advisory Agreement.

(dd)    “Person” means any individual, corporation, partnership, joint venture, limited liability company, business trust, association, joint-stock company, trust, estate, unincorporated organization or government, or any Governmental Authority.
(ee)    “Pursue” shall be construed to have the same meaning as the term “Pursuit.”

(ff)    “Subsidiary,” when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such Person is a general partner.
(gg)    “Tax” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of a similar nature, however denominated, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.
(hh)    “Tax Costs” means, with respect to the receipt of Litigation Proceeds, the product of (i) 20% and
(ii) the excess of (A) the Litigation Proceeds, to the extent currently includible in the gross income of the Company or any of its Affiliates for U.S. federal income tax purposes, over (B) the sum of (1) for the tax year in which the Litigation Proceeds are received, any deductions or losses reasonably expected to be available under Section 186 of the Code or otherwise attributable to the receipt of the Litigation Proceeds or the payment of the CVR Payment Amount and (2) for any tax year or portion thereof beginning after the Closing Date (and without duplication of clause (1)), any deductions or losses attributable to Claims Expenses to the extent taken into account as a reduction of the CVR Payment Amount under clause (iii) of the definition thereof.
(ii)“Term” means the duration of this Agreement, from the Effective Time and until the Termination
Date.
(jj)    “Winston & Strawn Engagement Letter” means the engagement letter, dated as of June 13, 2018, between the Company and Winston & Strawn LLP, relating to the KGM Litigation.
(kk)    “Winston Monetary Recovery Fee” shall have the meaning set forth in the Winston & Strawn Engagement Letter.
(ll)    “Winston Non-Monetary Recovery Fee” shall have the meaning set forth in the Winston & Strawn Engagement Letter.
Section 7.03 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) on the date sent if sent by electronic mail (provided, however, that notice given by email shall not be effective unless either a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 7.03) or (c) one Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):
If to the Company prior to the Effective Time:

TreeHouse Foods, Inc.
2021 Spring Road, Suite 600 Oak Brook, IL 60523 Attention: Kristy Waterman
Email:    Kristy.Waterman@treehousefoods.com with a copy (which shall not constitute notice) to:
Jones Day

250 Vesey Street New York, NY 10281
Attention: Randi C. Lesnick
Benjamin L. Stulberg Julia V.S. Feldman
Email:    rclesnick@jonesday.com
blstulberg@jonesday.com jfeldman@jonesday.com

If to the Company after the Effective Time:

Industrial F&B Investments II, Inc. c/o Investindustrial
375 Park Avenue, Suite 2607, 26th Floor New York, NY 10152
Attention: Board of Directors Email: legal@investindustrial.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West
New York, NY 10001
Attention: Sandro de Bernardini; Peter D. Serating; Maxim Mayer-Cesiano Email: sandro.debernardini@skadden.com; peter.serating@skadden.com; maxim.mayercesiano@skadden.com
If to the Committee or any Committee Member, to it, him or her, initially at: Kristy N. Waterman
2021 Spring Road, Suite 600 Oak Brook, IL 60523 Attention: Kristy N. Waterman
Email: At the email address shown in the books and records of the Company
Craig Donaldson
2021 Spring Road, Suite 600 Oak Brook, IL 60523 Attention: Craig Donaldson
Email: At the email address shown in the books and records of the Company If to the Rights Agent:
Computershare Inc. and Computershare Trust Company, N.A. 150 Royall St.
Canton, MA 02021
Attention: Relationship Manager

Section 7.04 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures and/or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.
Section 7.05 Assignment. The Company may assign any or all of its rights, interests and obligations hereunder to (a) in its sole discretion and without the consent of any other party hereto, any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, or (b) with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a) or (b), an “Assignee”), in each case; provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 7.05, the Company (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of the Company hereunder, with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by each of the successors of the Company and each Assignee. Each of the successors of the Company and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Company. Subject to Section 7.15, the Rights Agent may not assign this Agreement without the Company’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.05 shall be void and of no effect.
Section 7.06 Interpretation; Construction.
(a)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference will be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Any reference in this Agreement to gender includes all genders, and words imparting the singular number only will include the plural and vice versa. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time, and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” will be to calendar days unless otherwise indicated as a “Business Day.” When calculating periods of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded, and if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.
(b)The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 7.07 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign in accordance with Section 6.03, except that, notwithstanding anything to the contrary in Section 6.03, the notice period for such resignation shall be reduced from 45 days to 10 days.
Section 7.08 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by electronic signature or .pdf format), each such counterpart being deemed to be an original instrument, with the same effect as if the signatures thereto and all such counterparts will together constitute one and the same agreement.
Section 7.09 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors, the Company, the Company’s successors, the Committee Members, Assignees) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers will solely be entitled to (i) require the Rights Agent to change address of record on the CVR Register pursuant to Section 1.03(c), (ii) renounce and abandon the CVRs pursuant to Section 1.06, and (iii) the payment of the CVR Payment Amount from the Rights Agent pursuant to Section 4.01(a).
Section 7.10 Governing Law; Consent to Jurisdiction; Venue.
(a)This Agreement, and all disputes, claims or causes of action based on, arising out of, or related to this Agreement or the performance of this Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.
(b)Any dispute, claim or cause of action based on, arising out of or related to this Agreement will be brought in the Delaware Court of Chancery (or, only if subject matter jurisdiction over a particular matter is not available in such court, then in the United States District Court for the District of Delaware or, if jurisdiction is not available in the United States District Court for the District of Delaware (but only in such event), then in any court sitting of the State of Delaware in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”), and each of the parties irrevocably submits to the exclusive jurisdiction of the Chosen Courts in any such dispute, claim or cause of action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all disputes, claims or causes of action will be heard and determined only in the Chosen Courts, and agrees not to bring any dispute, claim or cause of action arising out of or relating to this Agreement in any other court. Nothing herein contained will be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained from any dispute, claim or cause of action brought pursuant to this Section 7.10(b).
Section 7.11 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PERFORMANCE OF THIS AGREEMENT.
Section 7.12 Entire Agreement. As among the Company, the Parent, the Holders and the Committee, this Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of such parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among such parties with respect hereto and thereto. As among the Company, the Committee, the Parent, and the Rights Agent, this Agreement and any schedule or exhibit attached hereto contains the entire understanding of such parties with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement with respect to the rights, duties, protections and liabilities of the Rights Agent, this Agreement will govern and be controlling.
Section 7.13 Special Purpose Entity. Within reasonable time after the execution of this Agreement (not to exceed six months), the Company and Parent shall evaluate in good faith whether it is feasible, in a manner that will not adversely affect Holders, and legally permissible to (i) form an entity (an “SPE”), (ii) assign to such SPE (A) all Claims, (B) all rights of the Company arising out of or in connection with the Claims (including the right to receive Claims Proceeds) and (C) all contracts with Advisors in connection with the Claims, and (iii) if such actions are deemed feasible and legally permissible, to make appropriate changes (reasonably agreed upon by Parent and the Company) to this Agreement.
Section 7.14 Parent Obligations. Parent shall cause the Company to comply with its obligations under this Agreement, including, but not limited to, the penultimate sentence of Section 1.03(b), Section 2.02(g), Section 2.02(h), Section 2.05(b), Section 2.06(b), Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05(b), Section 4.01, Section 4.02, Section 4.03(a), Section 5.01(c), Section 5.02, Section 6.02(e), the first sentence of Section 6.03(b) and Section 7.13.

Section 7.15 Merger or Consolidation of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without any further act on the part of any of the parties hereto. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.15.
Section 7.16 Force Majeure. Notwithstanding anything to the contrary contained herein, no party hereto will have any liability for not performing, or a delay in the performance of, any act, duty, obligation or responsibility under this Agreement but only to the extent such failure or delay is directly and solely caused by one or more of the following events: (i) provision of future law or regulation or governmental authority, (ii) act of God, (iii) epidemics and pandemics, (iv) war, civil or military disobedience or disorder, riot, rebellion, terrorism or insurrection, and (v) fire, earthquake, storm or flood.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

TREEHOUSE FOODS, INC.,

By:     /s/ Kristy N. Waterman    Name: Kristy N. Waterman
Title: Executive Vice President, Chief Human Resources Officer, General Counsel, and Corporate Secretary

Kristy N. Waterman, as an initial Committee Member

/s/ Kristy N. Waterman

[Signature Page to the Contingent Value Rights Agreement]

Craig Donaldson, as an initial Committee Member

/s/ Craig Donaldson

[Signature Page to the Contingent Value Rights Agreement]

COMPUTERSHARE INC. and COMPUTERSHARE
TRUST COMPANY, N.A., jointly as Rights Agent

By: /s/ Collin Ekeogu
Name:    Collin Ekeogu
Title: Senior Manager, Corporate Actions

[Signature Page to the Contingent Value Rights Agreement]

Solely with respect to Sections 2.01, 2.02(g), 2.05(b), 2.05(c), 5.02, 7.03 and 7.05 through 7.14:

INDUSTRIAL F&B INVESTMENTS II, INC.

By: /s/ Gregory Read
Name: Gregory Read
Title:    Assistant Secretary

[Signature Page to the Contingent Value Rights Agreement]

JOINDER AGREEMENT

Reference is hereby made to that certain Contingent Value Rights Agreement, dated as of February 11, 2026, by and among TreeHouse Foods, Inc., a Delaware corporation (the “Company”), Kristy N. Waterman and Craig Donaldson, as the initial Committee Members, and Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, acting jointly with Computershare, as rights agent, and solely with respect to Sections 2.01, 2.02(g), 2.05(b), 2.05(c), 5.02, 7.03 and 7.05 through 7.14, Industrial F&B Investments II, Inc., a Delaware (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Agreement”). Pursuant to and in accordance with Section 2.05 of the Agreement, the undersigned hereby agrees that upon execution and delivery of this Joinder Agreement, the undersigned shall become a party to the Agreement as [Holder / Parent / Independent] Committee Member for all purposes thereunder (and shall exercise any rights of the [Holder / Parent / Independent] Committee Member) and shall be fully bound by, and subject to, all of the terms, conditions, and provisions of the Agreement applicable to [Holder / Parent / Independent] Committee Member thereunder as though an original party thereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of [DATE].

___________________________________
[NAME]
Mailing Address: Email Address: